Exhibit 77(d)


                 POLICIES WITH RESPECT TO SECURITIES INVESTMENTS

On February 26, 2002, the Board of Trustees of the Registrant adopted, on behalf of the ING Emerging Countries Fund and ING International SmallCap Growth Fund, and in accordance with the requirements of Rule 35d-1 of the Investment Company Act of 1940, non-fundamental investment policies to (1) invest at least 80% of a Fund's assets in the type of investment suggested by its name, and (2) give shareholders 60 days' prior notice before any change in the 80% investment policy is implemented.